As filed with the Securities and Exchange Commission on June 17, 2020
Registration No. 333-
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Occidental Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
 5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Address of principal executive offices, including zip code)
Amended and Restated Occidental Petroleum Corporation
2015 Long-Term Incentive Plan
(Full title of the plan)

Marcia E. Backus
Senior Vice President, General Counsel and Chief Compliance Officer
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Name and address of agent for service)

(713) 215-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.20 par value per share	48,000,000	$18.22	$874,560,000	$113,517.89

(1)	This Registration Statement (as defined below) registers 48,000,000 shares of common stock, $0.20 par value per share (the “Common Stock”), of Occidental Petroleum Corporation (“Occidental”) that may be delivered with respect to awards under the Amended and Restated Occidental Petroleum Corporation 2015 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of 48,000,000 shares of Common Stock reserved and available for delivery with respect to awards under the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on June 11, 2020.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE
Occidental is filing this Form S-8 registration statement (the “Registration Statement”) pursuant to General Instruction E of Form S-8 to register an additional 48,000,000 shares of Common Stock that may or will be delivered under the Plan. Such shares consist of shares of Common Stock that became available for delivery under the Plan pursuant to the May 29, 2020 amendment and restatement of the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. The Plan, as so amended and restated, was approved by Occidental’s stockholders at Occidental’s Annual Meeting of Stockholders on May 29, 2020.
As permitted by General Instruction E of Form S-8, the contents of Occidental’s Form S-8 registration statements filed on May 1, 2015 (File No. 333-203801) and May 4, 2018 (File No. 333-224691) relating to the Plan are hereby incorporated by reference into this Registration Statement except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability and in view of all of the circumstances of the case.
Occidental has adopted provisions in its by-laws, as amended, which provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by Occidental or in its right, by reason of the fact that such person is or was Occidental’s director, officer, employee or agent, or, while such person is or was a director, officer, employee or agent of Occidental, is or was serving at Occidental’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Occidental’s by-laws, as amended, further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Occidental’s restated certificate of incorporation, as amended, provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to Occidental or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•for any breach of the director’s duty of loyalty to Occidental or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;
•under Section 174 of the DGCL; or
•for any transaction from which a director derived an improper benefit.
Occidental maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.
Occidental also entered into indemnification agreements with each of its directors and certain of its executive officers and anticipates that it will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that Occidental will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.
The Plan provides that the committee that administers the Plan and all members thereof (including, for these purposes, any officer of Occidental or any of its subsidiaries acting at the direction or on behalf of the committee) shall not be liable for any action or determination taken or made in good faith with respect to the Plan. Occidental has agreed to indemnify and hold harmless each member of the committee, to the fullest extent permitted by law, with respect to any such action or determination.

Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, May 2, 2014 and June 3, 2020.

4.2*
Certificate of Change of Location of Registered Office and of Registered Agent, dated July 6, 2001 (filed as Exhibit 3.1(i) to the Registration Statement on Form S-3 of Occidental dated February 6, 2002, File No. 333-82246).

4.3*	Amended and Restated By-laws of Occidental Petroleum Corporation as of March 25, 2020 (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental filed on March 25, 2020, File No. 1-9210).

4.4*
Certificate of Designations with respect to the Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental dated August 8, 2019, File No. 1-9210).

4.5*
Certificate of Designations with respect to the Junior Participating Preferred Stock, Series B (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental dated March 13, 2020, File No. 1-09210).

4.6*
Rights Agreement, dated as of March 12, 2020, between Occidental Petroleum Corporation and Equiniti Trust Company, as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated March 13, 2020, File No. 1-09210).

4.7	Amended and Restated Occidental Petroleum Corporation 2015 Long-Term Incentive Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	Consent of Miller and Lents, Ltd., Independent Petroleum Engineers.

23.4	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on June 17, 2020.

Occidental Petroleum Corporation

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints Vicki Hollub and Marcia E. Backus, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Vicki Hollub	President, Chief Executive Officer and Director	June 17, 2020
Vicki Hollub	(Principal Executive Officer)

/s/ Robert L. Peterson	Senior Vice President and Chief Financial Officer	June 17, 2020
Robert L. Peterson	(Principal Financial Officer)

/s/ Christopher O. Champion	Vice President, Chief Accounting Officer	June 17, 2020
Christopher O. Champion	and Controller

/s/ Stephen I. Chazen	Chairman of the Board of Directors	June 17, 2020
Stephen I. Chazen

/s/ Andrew F. Gould	Director	June 17, 2020
Andrew F. Gould

/s/ Nicholas Graziano	Director	June 17, 2020
Nicholas Graziano

/s/ Carlos M. Gutierrez	Director	June 17, 2020
Carlos M. Gutierrez

/s/ William R. Klesse	Director	June 17, 2020
William R. Klesse

/s/ Andrew N. Langham	Director	June 17, 2020
Andrew N. Langham

/s/ Jack B. Moore	Director	June 17, 2020
Jack B. Moore

/s/ Margarita Paláu-Hernández	Director	June 17, 2020
Margarita Paláu-Hernández

/s/ Avedick B. Poladian	Director	June 17, 2020
Avedick B. Poladian

/s/ Robert M. Shearer	Director	June 17, 2020
Robert M. Shearer